Exhibit 10.3

JOHNSON CONTROLS INTERNATIONAL PLC
EFFECTIVE DEFERRED COMPENSATION PLAN

Frozen Effective as of January 1, 2018

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1. Purpose. The Johnson Controls International plc Executive Deferred Compensation Plan (formerly the Johnson Controls, Inc. Executive Deferred Compensation Plan) (the “Plan”) permits certain employees of the Company and its Affiliates to defer amounts otherwise payable or shares deliverable under separate bonus or equity plans or programs maintained by the Company or an Affiliate.

Section 1.2. Effective Date and September 2, 2016 Restatement. The Plan was originally effective on October 1, 2001, as a consolidation of the deferral features of various separate plans. The Plan has been amended several times since it was originally effective, including being amended and restated effective as of September 2, 2016 (the “Amended and Restated Effective Date”) to reflect the merger of Johnson Controls, Inc. with and into a subsidiary of Tyco International plc.

Section 1.3. January 1, 2018 Restatement to Freeze Plan. Notwithstanding anything in the Plan to the contrary, effective January 1, 2018, the Plan will cease to accept new Participants and will not permit new deferrals of compensation, provided, however, that Deferrals relating to Deferrable Compensation awarded or issued prior to January 1, 2018, and with respect to which a deferral election was made prior to January 1, 2018, may still be credited to Participants’ Accounts. The terms of the Plan will otherwise continue to apply to Participants’ Accounts until such Accounts are distributed, or the Plan is terminated, according to the terms of the Plan.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

(a)“Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

(b)“Act” means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

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(c)“Administrator” means the Employee Benefits Policy Committee of the Company.

(d)“Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the regulations issued thereunder.

(e)“Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company.

(f)“Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 9.2.

(g)“Board” means the Board of Directors of the Company.

(h)“Change of Control” has the meaning ascribed in Section 8.2 or Section 8.4, as applicable.

(i)“Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j)“Committee” means the Compensation and Human Resources Committee of the Board, which shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

(k)“Company” means Johnson Controls International plc, an Irish public limited company, and its successors as provided in Section 9.8.

(l)“Deferrable Compensation” means the following types of compensation that may be deferred under the Plan:

(1)
Annual Incentive Awards: All or a portion of a Participant’s performance cash award made under a plan of the Company, or with the consent of the Administrator, any other annual bonus plan maintained by an Affiliate. For 2016, the term “Annual Incentive Awards” also includes cash awards payable under a plan of Johnson Controls, Inc., to the extent the deferral election with respect to such amounts are effective under Code Section 409A.

(2)
Long-Term Incentive Awards: All or a portion of a Participant’s multi-year performance cash award under a plan of the Company, or, with the consent of the Administrator, any other long-term bonus plan maintained by an Affiliate. For 2016, the term “Long-Term Incentive Awards” also includes the cash award payable under a plan of Johnson Controls, Inc., to the extent

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the deferral election with respect to such amounts are effective under Code Section 409A.

(3)
Shares: The Shares that would have otherwise been issued to a Participant under any equity award (other than share options or share appreciation rights) granted under any plan of the Company (including granted under any plan of Johnson Controls, Inc. prior to the Amended and Restated Effective Date), but only to the extent the Committee (with respect to those Participants who are Company officers), or the Administrator (with respect to all other Participants), designates such equity award as being eligible for deferral hereunder.

(4)
Other Incentive Compensation: Any other incentive award or compensation that the Committee (with respect to those Participants who are Company officers), or the Administrator (with respect to all other Participants), designates is eligible for deferral hereunder.

(m)“Deferral” means the amount credited, in accordance with a Participant’s election or as required by the Plan, to the Participant’s Account in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:

(1)	Annual Incentive Deferrals: A deferral of all or a portion of a Participant’s Annual Incentive Award, as described in subsection (l)(1).

(2)	Long-Term Incentive Deferrals: A deferral of all or a portion of a Participant’s Long-Term Incentive Award, as described in subsection (l)(2).

(3)	Share Deferrals: A deferral of Shares , as described in subsection (l)(3).

(4)	Other Incentive Compensation: A deferral of any other type of Deferrable Compensation, as described in subsection (l)(4).

(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(p)“Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

(q)“Investment Options” means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund) or any successor plan

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thereto, the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

(r)“Participant” means (i) unless otherwise determined by the Committee or Administrator, an employee of the Company or any Affiliate who is employed in the United States and is participating in the Company’s Stock Ownership Program, and (ii) any other employee of the Company or any Affiliate who is selected for participation by the Committee or Administrator, provided there shall be no new Participants after December 31, 2017. Notwithstanding the foregoing, the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

(s)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(t)“Plan Year” means the fiscal year of the Company.

(u)“Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:

(1)
If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the time periods set forth above.

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(2)
A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(3)
The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is at least fifty percent (50%) or more of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(4)
If a Participant ceases to provide services as an employee to the Company or an Affiliate, but immediately thereafter continues to provide services as an independent contractor to any such entity without incurring a Separation from Service as described in the subparagraphs above, then such Participant will not incur a Separation from Service until the expiration of the contract (or, if applicable, all contracts) under which services are performed for the Company and any Affiliate if the expiration is a good-faith and complete termination of the contractual relationship.

(v)“Share” means an ordinary share of the Company.

(w)“Share Unit Account” means the account described in Article 7, which is deemed invested in Shares.

(x)“Share Units” means the hypothetical Shares that are credited to the Share Unit Account in accordance with Article 7.

(y)“Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

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Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION

Section 3.1. Effective Date. Each individual for whom an Account is maintained under the Plan as of the Amended and Restated Effective Date shall continue in participation hereunder on the day following the Amended and Restated Effective Date.

Section 3.2. New Participants. Prior to January 1, 2018, each employee of the Company or an Affiliate who qualifies as a Participant shall automatically become a Participant on the date he makes (or is deemed to make) a deferral election under Article 4. No employee may become a Participant pursuant to this Section 3.2 on or after January 1, 2018.

ARTICLE 4.
DEFERRALS OF COMPENSATION

Section 4.1. Deferral Elections. Prior to January 1, 2018, a Participant may elect to defer all or part of his Deferrable Compensation pursuant to one or more of the following provisions, as applicable to such compensation, subject to any limitations or other requirements imposed by the Committee (with respect to Participants who are Company officers) or the Administrator (with respect to all other Participants). A Participant’s election to defer an award shall be effective only for the award to which the election relates, and shall not carry over from award to award. As of the end of the applicable election period, the Participant’s deferral election shall be irrevocable except as provided in Section 4.2.

(a)     Calendar Year. A Participant may make a deferral election during the calendar year preceding the calendar year for which an award is made.

(b)    Forfeitable Rights. With respect to a cash or equity award which is subject to a risk of forfeiture, a Participant may make a deferral election prior to or within the first thirty (30) days following the grant date; provided, the election may apply only to the portion of the award that vests on or after the first anniversary of the award grant date. This election shall be available even if the terms of the award provide that the award will vest prior to the first anniversary of the award grant date in the event of the Participant’s death, disability (as defined in Code Section 409A) or a change of control event (as defined in Code Section 409A); provided that, if the award so vests prior to the first anniversary of the grant date, then if and to the extent required by Code Section 409A, such deferral election shall be cancelled.

(c)    Initial Eligibility. A Participant may make a deferral election within the first thirty (30) days of becoming a Participant; provided such Participant has not previously been eligible for participation in any other deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A. Such election shall only be effective with respect to compensation for services to be performed subsequent to the date of the election.

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(d)    Performance-Based Compensation. With respect to a performance-based award (whether cash or equity), a Participant may make a deferral election within the first 180 days of the performance period for which the award is made. Notwithstanding the foregoing:

(1)
if the Company determines that an award qualifies as performance-based compensation within the meaning of Code Section 409A, the Company may specify a later election period, which in all events must end 180 days prior to the end of the performance period for such award; provided that any election made hereunder shall not be applicable to compensation that is readily ascertainable at the time of the election, or

(2)
if the Company determines that an award does not qualify as performance-based compensation within the meaning of Code Section 409A, or determines that, at the time of the election described above, the compensation payable under such award will be readily ascertainable, then the Company may specify an earlier election period consistent with the requirements of Code Section 409A.

(e)    Other Deferrals Rules. A Participant may make a deferral election at such other times not described above as may be permitted by the Administrator consistent with the requirements of Code Section 409A.

(f)    No Deferrals After 2017. Notwithstanding anything to the contrary in the Plan, no deferral elections may be made with respect to Deferrable Compensation issued or awarded after December 31, 2017.

Section 4.2. Cancellation of Deferral Elections. If the Administrator determines that a Participant’s deferral elections must be cancelled in order for the Participant to receive a hardship distribution under the Johnson Controls Savings and Investment (401k) Plan (or any successor plan thereto), or any other 401(k) plan maintained by the Company or an Affiliate, then the Participant’s deferral election(s) shall be cancelled if permitted under Code Section 409A. A Participant whose deferral election(s) are cancelled pursuant to this Section 4.2 may make a new deferral election under Section 4.1, and pursuant to the requirements of Code Section 409A, with respect to future incentive awards, unless otherwise prohibited by the Administrator.

Section 4.3. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.

ARTICLE 5.
HYPOTHETICAL INVESTMENT OPTIONS

Section 5.1.    Investment Election.

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(a)    Investment Elections. Unless otherwise determined by the Administrator, amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%). A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator. Notwithstanding the foregoing, unless otherwise determined by the Administrator, Share Deferrals or Other Incentive Compensation measured in relation to a Share shall be automatically invested in the Share Unit Account and may be re-allocated out of such Investment Option only after the Share Deferrals or Other Incentive Compensation are either vested or earned, subject to any additional restrictions on re-allocation as may be imposed by the Company. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, the Participant’s Account (to the extent the Plan does not require Deferrals to be allocated to the Share Unit Account) shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan (or any successor plan thereto).
(b)    Crediting of Investment Return. On each Valuation Date, the Administrator (or its designee) shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each Participant’s Account. Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
Section 5.2. Allocations to Investment Options. All Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals would have otherwise been paid to the Participant.

Section 5.3. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.3, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.3 to Participants who are not subject to Section 16 of the Exchange Act.

Section 5.4. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.

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ARTICLE 6
DISTRIBUTION OF ACCOUNTS

Section 6.1.    Form of Distribution . A Participant, at the time he makes an initial deferral election under the Plan pursuant to any provision of Article 4, shall elect the form of distribution with respect to each of the following sub-accounts:

(a)    Annual Incentive Deferrals, including interest, earnings or losses thereon.

(b)    Long-Term Incentive Deferrals, including interest, earnings or losses thereon.

(c)    Share Deferrals, as adjusted for gains or losses thereon, that are held in the Participant’s Share Unit Account as of that date.

(d)    Other Incentive Compensation Deferrals, including interest, earnings or losses thereon.

Such election shall be made in such form and manner as the Administrator may prescribe, and shall be irrevocable. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a distribution election with respect to a particular subaccount, payment shall be made in ten (10) annual installments.
Notwithstanding the foregoing, if a Participant receives a single lump sum payment of the entire balance in a particular subaccount, and an amount would otherwise be credited to such subaccount thereafter (such as upon the date the Deferrable Compensation becomes vested or earned after the Participant’s Separation from Service), then such amount shall not be allocated to such subaccount but instead be paid directly by the Company or Affiliate that is obligated to make such payment as soon as practicable after the Deferrable Compensation vests or is earned.
Section 6.2. Time of Distribution. Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account in cash.
Section 6.3.    Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:
(a)    Lump Sum. If payment is to be made in a lump sum, , such lump sum shall be paid on the first distribution date (as defined below) following the six-month anniversary of the Participant’s Separation from Service. The lump sum payment shall equal the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

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(b)    Installments. If payment is to be made in annual installments, the first annual payment shall be paid on the first distribution date (as defined below) following the six-month anniversary of the Participant’ Separation from Service. All subsequent installments shall be made on the anniversary of such first distribution date. The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. All subsequent annual payments shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date.

Notwithstanding the foregoing provisions, if the balance of a Participant’s Account as of the Valuation Date immediately preceding a distribution date is $50,000 or less when combined with the Johnson Controls Senior Executive Deferred Compensation Plan, then the entire remaining balance of the Participant’s Account shall be paid in a lump sum on such distribution date.
(c)    Distribution Date. For purposes hereof, the term “distribution date” means each January 15 or July 15, or the first business day prior such date if such date falls on a holiday or weekend.
Section 6.4.    Distribution of Remaining Account Following Participant’s Death,

(a)    In the event of the Participant’s death prior to receiving all payments due under this Article 6, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum in the first calendar quarter or the third calendar quarter, whichever first occurs after the Participant’s death. Notwithstanding the foregoing, in lieu of such lump sum death benefit, a Participant who has an installment payment election in effect may, prior to his or her termination of employment, elect to have any remaining installment payments continue to his or her Beneficiary in the event the Participant dies after beginning to receive such installment payments, provided that such election shall be given effect only if filed at least twelve (12) months prior to the date of the Participant’s death.

(b)    The timing of the payment(s) under Section 6.4(a) is dependent upon the Administrator receiving all information needed to authorize such payment (such as a copy of the Participant’s death certificate). To the extent the Administrator cannot make a payment because it has not received such information, then the Administrator shall make such payment(s) to the Beneficiary as soon as practicable in accordance with Section 6.4(a) after it has received all information necessary to make such payment, provided that such payment(s) due from the date of death through December 31 of the year following the year of the Participant’s death must be completed by such December 31 in order to avoid additional taxes under Code Section 409A.

Section 6.5. Tax Withholding. The Company or any Affiliate that makes a payment hereunder shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company may distribute from the Participant’s Account balance the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages

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attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

Section 6.6.    Offset. The Company or any Affiliate shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

Section 6.7.    Additional Payment Provisions.

(a)    Acceleration of Payment. Notwithstanding the foregoing:

(1)
If an amount deferred under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, such Participant shall receive a distribution, in a lump sum within ninety (90) days after the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2)
If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.

(b)    Delay in Payment. Notwithstanding the foregoing:

(1)
If a distribution required under the terms of this Plan would jeopardize the ability of the Company or an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(2)
If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

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ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS

Section 7.1.    Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with additional Share Units equal to (a) the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to the Participant’s Share Unit Account on the date the dividend is declared, and then divided by (b) the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of the Company or any entity acquiring the Company, then no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

Section 7.2. Transactions Affecting Shares. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, share dividend, share split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

Section 7.3.    No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a shareholder pertaining to Share Units credited to their Accounts.

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ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY

Section 8.1.    Acceleration of Payments. Notwithstanding any other provision of this Plan, each Participant (or any Beneficiary thereof entitled to receive payments hereunder), including Participants (or Beneficiaries) receiving installment payments under the Plan, shall receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account with respect to deferrals made pursuant to elections filed prior to the Amended and Restated Effective Dateas soon as practicable (but not more than ninety (90) days) following the Change of Control; provided, however, that if a Change of Control occurs on or after January 1, 2017, then the payment shall not be made prior to the date that is five (5) years after the occurrence of events that would have constituted a Change of Control as it was defined in this Plan prior to January 1, 2016. Notwithstanding the foregoing, if the Company reasonably anticipates that any such lump sum payment would reduce or eliminate the Company’s or any of its Affiliate’s deduction for compensation to a Participant because of the compensation limit imposed under Code Section 162(m), then the Company may elect to delay payment of such amount in accordance with the requirements of Code Section 409A.

In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty (60)-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.2(a) (or the corresponding provision in the prior definition of a Change of Control, as described in Section 8.4, below), then the highest price per Share of the Company paid in such transaction or series of transactions.
Section 8.2. Definition of a Change of Control. Subject to Section 8.4, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:
(a)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding Shares (the “Outstanding Company Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 8.2(c)(1)-(3);

(b)    Any time at which individuals who, as of the Amended and Restated Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual

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whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding ordinary or common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding ordinary or common shares of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 8.3. Maximum Payment Limitation.

(a)    Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company or an Affiliate may pay without loss of deduction under Section 280G(a) of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s or an Affiliate’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company or an Affiliate), which opinion sets forth (1) the amount of the Base Period Income, (2) the

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amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s or an Affiliate’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

(b)    Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

Section 8.4. Prior Definition of a Change of Control. Notwithstanding anything to the contrary in Section 8.2, until January 1, 2017, a Change of Control shall have the meaning set forth in the Plan as in effect immediately prior to January 1, 2016

ARTICLE 9.
GENERAL PROVISIONS

Section 9.1. Administration.

(a)    General. The Committee shall have overall discretionary authority with respect to administration of the Plan; provided that the Administrator shall have discretionary authority and responsibility for the general operation and daily administration of the Plan and to decide claims and appeals as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegatee. Interpretation of the Plan shall be within the sole discretion of the Committee or the

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Administrator with respect to their respective duties hereunder. If any delegatee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegatee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.

(b)    Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination deemed necessary for the proper administration of the Plan with regard to the respective duties of each under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee and the Administrator may delegate their ministerial duties to third parties and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegates, if any.

(c)    Decisions Binding. The Committee’s and Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

(d)    Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

(e)    Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s charter documents and applicable law for their services as directors or officers of the Company.

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Section 9.2.    Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Participant’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.

Section 9.3.    Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

Section 9.4.    Claims Procedures.

(a)    Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Administrator within ninety (90) days of the date the payment that is in dispute should have been made. The Administrator shall review the claim and render a decision within ninety (90) days following the receipt of the claim; provided that the Administrator may determine that an additional ninety (90)-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor, and the date by which the Administrator expects to render a decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

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(b)    Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within sixty (60) days after the claimant’s receipt of the Administrator’s decision, although to avoid penalties under Code Section 409A, the claimant’s appeal must be filed within one hundred eighty (180) days of the date payment could have been timely made in accordance with the terms of the Plan and pursuant to Regulations promulgated under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c)    ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator, except with respect to claims and appeals, for which the Administrator shall be considered the named fiduciary.

Section 9.5.    Participant Rights Unsecured.

(a)    Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or an Affiliate. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.7(a)(2) or 9.2. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

(b)    Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan, subject to the restrictions on funding such trust or arrangement imposed by Code Sections 409A(b)(2) or (3). However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary, or any other person.

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(c)    No Right to Employment. Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the Company or any Affiliate to terminate such person’s employment at any time, evidencing any agreement or understanding that the Company or any Affiliate will employ such person in any particular position or any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company or any Affiliate.

Section 9.6. Amendment or Termination of Plan.

(a)    Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date to the extent not prohibited by Code Section 409A; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that the Board must approve any amendment that expands the class of employees eligible for participation under the Plan, that materially increases the benefits provided under the Plan or that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s ordinary shares are then traded. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

(b)    Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Committee may authorize the payment of all amounts accrued under the Plan in a single sum payment without regard to any distribution election then in effect, only in the following circumstances:

(1)
The Plan is terminated pursuant to irrevocable action taken by the Committee within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Section 409A), provided that all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated with respect to each participant that experienced the change in control event. In such event, the single sum payment must be distributed within twelve (12) months after such irrevocable action is taken.

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(2)
The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single sum payment must be distributed by the latest of: (A) the last day of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(3)
The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.

Section 9.7. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and its participating Affiliates.

Section 9.8. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 9.9.    Governing Law; Limitation on Actions; Dispute Resolution.

(a)    Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

(b)    Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 9.4 are exhausted and only within period ending on the earlier of (1) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 9.4(b), or (2) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of subsection (c).

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(c)    Arbitration.

(1)
Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2)
Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls International plc
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(3)
Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable complaint resolution procedure has been completed.

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(4)
Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(5)
Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(6)
Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(7)
Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

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ADDENDUM
SPECIAL PROVISIONS APPLICABLE TO DELAYED PAYMENTS

In connection with the merger of Johnson Controls, Inc. with and into a subsidiary of Tyco International plc on September 2, 2016, the amounts accrued through such date under the Johnson Controls, Inc. Executive Deferred Compensation Plan and the Johnson Controls, Inc. Retirement Restoration Plan became distributable thereunder pursuant to the change in control provisions of such plans. Certain of the amounts payable under both such plans to Mr. Alex Molinaroli (the “Executive”) would have been nondeductible by Johnson Controls, Inc. as a result of the application of Code Section 162(m). As such, as permitted by Code Section 409A, the Company elected to delay the distribution of such amounts until either (1) the Executive’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or (2) during the period beginning with the date of the Executive’s Separation from Service and ending on the later of the last day of the fiscal year of the Company in which the Executive Separates from Service or the 15th day of the third month following the Executive’s Separation from Service. Where the payment is delayed to a date on or after the Executive’s Separation from Service, if the Executive is a specified employee (within the meaning of Code Section 409A and the Company’s policies in regard thereto) as of the date of such Separation from Service, then payment will not be made under the date that is six months after the date of the Executive’s Separation from Service. The deferred amounts described herein will otherwise be subject to the provisions of this Plan, including the right of the Executive to direct the investment of such amounts and the right of the Executive to designate a Beneficiary to receive such amounts in the event of the Executive’s death.

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